Exhibit 10.1

SAVINGS RESTORATION PLAN

FOR NISOURCE INC. AND AFFILIATES

As Amended and Restated Effective January 1, 2012

i

4.1. Account	5
4.2. Employer Credits	6
4.3. Timing of Credits; Withholding	7
4.4. Determination of Account	7
4.5. Statement of Account	8

ARTICLE V INVESTMENTS	8

5.1. Investment Options	8
5.2. Election of Investment Options	8
5.3. Allocation of Investment Options	8
5.4. No Actual Investment	8

ARTICLE VI PAYMENTS AND DISTRIBUTIONS	9

6.1. Distributions/Events Generally	9
6.2. In-Service Withdrawals	9
6.3. Distributions After Separation from Service	10
6.4. Unforeseeable Emergency Distributions	12
6.5. Automatic Cash-Out	12
6.6. Special Payment Election by December 31, 2006, for Code Section 409A Transition Relief	12
6.7. Withholding for Taxes	13
6.8. Payment to Guardian	13

ARTICLE VII BENEFICIARY DESIGNATION	13

7.1. Beneficiary Designation	13
7.2. No Beneficiary Designation	13

ARTICLE VIII PLAN ADMINISTRATION	13

8.1. Allocation of Duties to Committees	13
8.2. Agents	14
8.3. Information Required by Plan Administrator	14
8.4. Binding Effect of Decisions	14

ARTICLE IX CLAIMS PROCEDURE	14

9.1. Claim	14
9.2. Review of Claim	14
9.3. Notice of Denial of Claim	15
9.4. Reconsideration of Denied Claim	15
9.5. Employer to Supply Information	16

ii

ARTICLE X PLAN AMENDMENT AND TERMINATION	16

10.1. Plan Amendment	16
10.2. Partial Plan Termination	16

ARTICLE XI MISCELLANEOUS PROVISIONS	17

11.1. Unfunded Plan	17
11.2. Company and Employer Obligations	17
11.3. Unsecured General Creditor	17
11.4. Trust Fund	17
11.5. Nonalienation of Benefits	17
11.6. Indemnification	18
11.7. No Enlargement of Employee Rights	19
11.8. Protective Provisions	19
11.9. Governing Law	19
11.10. Validity	19
11.11. Notice	19
11.12. Successors	19
11.13. Incapacity of Recipient	19
11.14. Unclaimed Benefit	20
11.15. Tax Compliance and Payouts	20
11.16. General Conditions	21

iii

SAVINGS RESTORATION PLAN

FOR NISOURCE INC. AND AFFILIATES

ARTICLE I.

BACKGROUND AND PURPOSE

1.1 Background. Prior to January 1, 2004, Columbia Energy Group sponsored the Savings Restoration Plan for Columbia Energy Group for eligible executives of Columbia Energy Group and certain Affiliates. Effective January 1, 2004, NiSource Inc., the parent company of Columbia Energy Group, assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the Plan the Savings Restoration Plan for NiSource Inc. and Affiliates, and broadened the Plan to include all employees of NiSource Inc. and Affiliates.

The Plan was amended and restated effective January 1, 2004, and amended effective January 1, 2005. The Plan was then amended and restated again effective January 1, 2005, to comply with Code Section 409A, and guidance and regulations thereunder, with respect to benefits earned under the Plan from and after January 1, 2005. Benefits under the Plan earned and vested prior to January 1, 2005 shall be administered without giving effect to Code Section 409A, and guidance and regulations thereunder. The provisions of the Plan as set forth herein apply only to Participants who actively participate in the Plan on or after January 1, 2005. Any Participant who retired or otherwise terminated employment with the Company and all Affiliates prior to January 1, 2005 shall have his or her rights determined under the provision of the Plan as it existed when his or her employment relationship terminated.

The Plan was further amended and restated, effective January 1, 2008, to provide for mandatory lump sum payments of small account balances in accordance with Code Section 409A. The Plan was amended and restated again, effective January 1, 2010, to contain provisions that eliminate mid-year enrollment into the Plan and to allow Participants who make Roth Contributions to a Basic Plan to participate in this Plan. The plan was further amended and restated, effective January 1, 2010, to restore certain Employer Contributions given to Participants who are classified as “exempt employees” by the Employer and who are hired or rehired on or after January 1, 2010.

The Plan was amended and restated again, effective May 13, 2011, to restore Profit Sharing Contributions that otherwise would have been contributed to Participants under the Basic Plan (if not subject to the Limits, defined below) and to transfer all administrative authority with respect to the Plan (including the authority to render decisions on claims and appeals and make administrative or ministerial amendments) from the ONC Committee to the Benefits Committee. The Plan is hereby amended and restated again, effective January 1, 2012, to (1) remove the ability of participants to make elective deferrals to the Plan; (2) change eligibility to receive Employer credits under the Plan to those employees who are in job scope level C2 and above; (3) provide for investment options in addition to the fixed interest credits currently available for the crediting of earnings on Accounts under the Plan; and (4) clarify other administrative matters related to the Plan.

1.2 Purpose. The purpose of the Plan is to provide for the payment of savings restoration benefits to employees of NiSource Inc. and Affiliates, whose benefits under the Basic Plan are subject to the Limits or affected by deferrals into the DCP, so that the total savings plan benefits of such employees shall be determined on the same basis as is applicable to all other employees of the Company. The Plan is adopted solely (1) for the purpose of providing benefits to Participants in the Plan and their Beneficiaries in excess of the Limits imposed on qualified plans by Code Section 401(a)(17) and any other Code Sections, by restoring benefits to such Plan Participants and Beneficiaries that are no longer available under the Basic Plan as a result of the Limits, and (2) for the purpose of restoring benefits to Plan Participants and Beneficiaries that are no longer available under the Basic Plan as a result of the Participant’s deferrals into the DCP.

ARTICLE II.

DEFINITIONS

For the purposes of the Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural. Defined terms used in the Plan that are not defined in this Article or elsewhere in the Plan but are defined in the Basic Plan shall have the meanings assigned to them in the Basic Plan. The headings of Articles and Sections are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

2.1 Account. The device used by an Employer to measure and determine the amount to be paid under the Plan. Each Account shall be divided into a Pre-2005 Account containing contributions to the Plan earned and vested prior to January 1, 2005, and a Post-2004 Account containing contributions to the Plan earned and/or vested on or after January 1, 2005.

2.2 Affiliate. Any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company; any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; any leasing organization, to the extent that its employees are required to be treated as if they were employed by the Company pursuant to Code Section 414(n) and the regulations thereunder; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o). An entity shall be an Affiliate only with respect to the existing period as described in the preceding sentence.

2.3 Basic Plan. The NiSource Inc. Retirement Savings Plan, as amended and restated effective January 1, 2010, and as further amended from time to time (or as amended and restated for any prior period to the extent the provisions of the Plan refer to such prior period for the Basic Plan).

2.4 Beneficiary. The person, persons or entity entitled to receive any Plan benefits payable after a Participant’s death, as elected by a Participant under the Basic Plan.

2.5 Benefits Committee. The NiSource Benefits Committee.

2.6 Board. The Board of Directors of NiSource. Inc.

2.7 Code. The Internal Revenue Code of 1986, as amended from time to time.

2.8 Company. NiSource Inc.

2.9 Compensation. Compensation as defined under the Basic Plan for purposes of determining Pre-Tax Contributions, Roth Contributions, and Matching Contributions under the Basic Plan. For purposes of calculating Employer credits to Participant Accounts under this Plan, Compensation may exceed the Compensation Limit under Code Section 401(a)(17)(B) and shall not be impacted by any other Limit.

2.10 DCP. The Columbia Energy Group Deferred Compensation Plan on or prior to December 31, 2003, and, thereafter, the NiSource Inc. Executive Deferred Compensation Plan, as further amended from time to time.

2.11 Disability. A condition that (a) causes a Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) causes a Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliate or (c) causes a Participant to be eligible to receive Social Security disability payments.

2.12 Effective Date. January 1, 2012, the date on which the provisions of this amended and restated Plan become effective, except as otherwise provided herein.

2.13 Eligible Employee. A select group of management or highly compensated employees of the Employer who satisfy the criteria established by the ONC Committee in accordance with this Plan.

2.14 Employer. The Company or any Affiliate that maintains or adopts the Basic Plan for the benefit of its eligible Employees.

2.15 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.16 In-Service Withdrawal. A distribution from a Participant’s Pre-2005 Account before that Participant’s Separation from Service made in accordance with the Participant’s written election under Article V of this Plan.

2.17 Limits. The limits imposed on tax qualified retirement plans by Code Sections 415 and 401(a)(17) and any other Code Sections.

2.18 ONC Committee. The Officer Nomination and Compensation Committee of the Board of Directors of the Company.

2.19 Participant. Any Eligible Employee who is participating in the Plan in accordance with its provisions.

2.20 Plan. The Savings Restoration Plan for NiSource Inc. and Affiliates (formerly known as the Savings Restoration Plan for the Columbia Energy Group, and before that as the Thrift Restoration Plan for the Columbia Energy Group), as set forth herein and as amended from time to time.

2.21 Plan Administrator. The Benefits Committee or such delegate of the Benefits Committee delegated to carry out the administrative functions of the Plan.

2.22 Plan Year. The 12-month period commencing each January 1 and ending the following December 31.

2.23 Post-2004 Account. The portion of a Participant’s Account equal to the excess of (1) the balance of the Participant’s Account determined as of a Participant’s date of Separation from Service after December 31, 2004, over (2) the Pre-2005 Account, to which the Participant would be entitled under the Plan if he voluntarily separated from service without cause as of such date and received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan following his Separation from Service.

2.24 Pre-2005 Account. The portion of a Participant’s Savings Account determined as of December 31, 2004, adjusted to reflect earnings (or losses) credited to such balance from and after such date.

2.25 Separation from Service. A termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, consistent with Code Section 409A and the guidance promulgated thereunder.

2.26 Specified Employee. A Participant who is in job scope level C2 or above with respect to any Employer that employs him or her; provided that if at any time the total number of employees in job category C2 and above is less than 50, a Specified Employee shall include any employee who meets the definition of “key employee” set forth in Code Section 416(i) (without reference to paragraph 5 of Code Section 416(i)). A Participant shall be deemed to be a Specified Employee with respect to a Separation from Service that occurs during a calendar year if he or she is a Specified Employee on September 30 of the preceding calendar year. The Benefits Committee shall determine which Participants are Specified Employees in accordance with the guidance promulgated under Code Section 409A.

2.27 Unforeseeable Emergency. A severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)), of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.28 Valuation Date. The close of business of each business day.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. On and after January 1, 2012, eligibility to participate in the Plan shall be limited to an employee in job scope level C2 or above.

3.2 Participation. The Plan Administrator shall inform each Employee of his or her eligibility to participate in the Plan as soon as practicable but before the earliest date such Employee’s participation could become effective. An Eligible Employee becomes a Participant when the Employer credits the Participant’s Account with the Employer credits described in Article IV of this Plan.

3.3 Continuation of Participation. A Participant shall remain a Participant so long as his or her Account has not been fully distributed to him or her.

3.4 Amendment of Eligibility Criteria. The ONC Committee may, in its discretion, change the criteria for eligibility for any reason, provided, however, that no change in the criteria for eligibility shall be effective unless such changes are (a) within guidelines established by the ONC Committee or (b) approved by the ONC Committee. Eligibility for participation in one year does not guarantee eligibility to participate in any future year.

ARTICLE IV.

ACCOUNTS

4.1 Account. The Employer credits, as described in Sections 4.2 and 4.3, and earnings thereon, shall be credited to the Participant’s Account. The Account shall be a bookkeeping device utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

4.2 Employer Credits.

(a)	Matching Contribution Credits. The amount of Employer credits related to Matching Contributions for a Participant shall equal (1) minus (2) below:

(1)	The total amount of Matching Contributions that would otherwise have been contributed to the Basic Plan for the Participant during all years in which the Participant participated in the Basic Plan without regard to the Limits;

(2)	The actual amount of Matching Contributions that have been contributed to the Basic Plan for the Participant.

In addition to making the credits related to Matching Contributions described above, the Employer also will make the following true-up credit. If (i) the allocation period under the Basic Plan is shorter than the Plan Year, and (ii) on the last day of the Plan Year, the amount of Matching Contributions under the Basic Plan is less than the amount of Matching Contributions that would have been made had the allocation period for Matching Contributions been the Plan Year, then the Employer will make an additional credit to a Participant’s Account. This credit will be in the amount necessary to make the Employer credit related to Matching Contributions equal to the amount of Employer credits related to Matching Contributions that would have been made had the allocation period been the Plan Year. Notwithstanding the foregoing, an Employer shall make this true-up credit only for Participants who are employed with the Employer on the last day of the Plan Year and Participants who experienced a Separation from Service before the last day of the Plan Year due to death, Disability, or retirement.

(b)	Profit Sharing Contribution Credits. Employer credits pursuant to this Section 4.2(b) shall be reflected in the Plan for all Participants in the Plan on or after such date, including the following: (1) those who received Profit Sharing Contributions to the Basic Plan for 2010 or later that were subject to the Limits, or (2) those who otherwise had Profit Sharing Contributions limited or adjusted under the Basic Plan on or after January 1, 2011. The amount of Employer credits related to Profit Sharing Contributions for a participant shall equal (1) minus (2) below:

(1)	The total amount of Profit Sharing Contributions that otherwise would have been contributed to the Basic Plan for the Participant during all years in which the Participant participated in the Basic Plan, as determined by Compensation as defined under this Plan without regards to the Limits;

(2)	The actual amount of Profit Sharing Contributions that have been contributed to the Basic Plan for the Participant.

(c)	Next-Gen Contribution Credits. With respect to a Participant who is classified by the Employer as an “exempt employee” and who is hired or rehired on or after January 1, 2010, the amount of Employer credits for a Participant shall equal (1) minus (2) below:

(1)	The total amount of the Employer Contribution that otherwise would have been contributed to the Basic Plan in an amount equal to 3% of the Participant’s Compensation (as defined under this Plan) without regard to the Limits;

(2)	The actual amount of the Employer Contribution under the Basic Plan that was contributed to the Participant in an amount equal to 3% of the Participant’s Compensation (as defined under the Basic Plan).

This amount shall be payable to any applicable Participant in addition to any amounts he or she may be entitled to under Sections 4.2(a) and 4.2(b) of this Plan and regardless of whether such Participant has signed a written agreement to participate in this Plan.

4.3 Timing of Credits; Withholding. The Employer credits shall be made to the Participant’s Account annually, at such time determined by the Plan Administrator. Any withholding of taxes or other amounts that is required by federal, state, or local law shall be withheld from the Participant’s nondeferred Compensation to the maximum extent possible and any remaining amount shall reduce the amount credited to the Participant’s Account.

4.4 Determination of Account. Each Participant’s Account as of each Valuation Date shall consist of the balance of the Account as of the immediately preceding Valuation Date, adjusted as follows:

(a)	New Employer Credits. The Account shall be increased by any Employer credits made in accordance with Sections 4.2 or 4.3, as applicable, since such preceding Valuation Date.

(b)	Distributions. The Account shall be reduced by any benefits distributed from the Account to the Participant since such preceding Valuation Date.

(c)	Valuation of Account. The Account shall be increased or decreased by the aggregate earnings, gains and losses on such Account since such preceding Valuation Date, based on the manner in which the Participant’s Account has been hypothetically allocated among the investment options selected by the Participant.

4.5 Statement of Account. The Plan Administrator shall give to each Participant a statement showing the balance in the Participant’s Account periodically at such times as may be determined by the Plan Administrator, in written or electronic form.

ARTICLE V.

INVESTMENTS

5.1 Investment Options. Amounts credited hereunder to the Account of a Participant shall be invested as such Participant elects among the investment choices provided to the Participant. The investment options shall be determined by the Plan Administrator from time to time in its sole and absolute discretion. As necessary, the Plan Administrator may, in its sole discretion, discontinue, substitute or add an investment option. Each such action will take effect on such date established by the Plan Administrator.

5.2 Election of Investment Options. A Participant, in connection with his or her payment election under Article VI of this Plan, shall elect one or more of the previously described investment options, as applicable, to be used to determine the amounts to be credited or debited to his or her Account. If a Participant does not elect any investment options, the Participant’s Account shall automatically be allocated into the lowest-risk investment option, as determined by the Plan Administrator, in its sole discretion. The Participant may (but is not required to) elect to add or delete one or more investment options to be used to determine the amounts to be credited or debited to his or her Account, or to change the portion of his or her Account allocated to each previously or newly elected investment option. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Plan Administrator, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may impose limitations on the frequency with which one or more of the investment options elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Plan Administrator, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account allocated to each previously or newly elected investment option.

5.3 Allocation of Investment Options. In making any election related to investment options, the Participant shall specify, in increments specified by the Plan Administrator, the percentage of his or her Account or investment option, as applicable, to be allocated or reallocated.

5.4 No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the investment options are to be used for measurement purposes only, and a Participant’s election of any such investment option, the allocation of his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such investment option. In the event that the

Company, in its own discretion, decides to invest funds in any or all of the investments on which the investment options are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured creditor of the Company.

ARTICLE VI.

PAYMENTS AND DISTRIBUTIONS

6.1 Distributions/Events Generally. Participants generally will not be entitled to receive a distribution of their Account balance until they experience a Separation from Service with the Employer for any reason. A Participant may receive a distribution before Separation from Service, however, in accordance with this Article VI, upon (1) an Unforeseeable Emergency that occurs before Separation from Service, or (2) a year that has been designated by the Participant only with respect to his Pre-2005 Account balance that occurs before Separation from Service.

6.2 In-Service Withdrawals. This section applies only to a Participant’s Pre-2005 Account balance.

(a)	General Payments. Subject to the limitations of paragraph (b) below, a Participant, by filing a written request with the Plan Administrator, may, while employed by an Employer or an Affiliate, elect to withdraw 33%, 67% or 100% of his or her Pre-2005 Account.

(b)	Limitation on In-Service Withdrawals. Any In-Service Withdrawal under paragraph (a) of this Section 6.2 shall be subject to a 10% early distribution penalty. In addition, the following conditions shall apply to In-Service Withdrawals:

(1)	Only one In-Service Withdrawal shall be permitted in any 12-month period.

(2)	In-Service Withdrawals shall require suspension of Employer credits (but not credits of earnings or losses) under the Plan for a period of time varying with the percentage of the value of the Participant’s Pre-2005 Account that is withdrawn, according to the following schedule:

Percentage	Suspension
Up to 33%	2 months
34 — 67%	4 months
68 — 100%	6 months

This suspension shall not affect a Participant’s participation in the Basic Plan nor the basis for determining the Employer contributions or Participant Pre-tax Contributions under the Basic Plan.

6.3 Distributions After Separation from Service.

(a)	Generally. If a Participant experiences a Separation from Service, the provisions of this Section 6.3 shall apply to the distribution of the Participant’s Account. The Participant may elect to receive such benefits as either a lump sum or in equal annual installments over a period not to exceed 15 years. If no such election is made, payment shall be made as a lump sum.

(b)	Pre-2005 Account.

(1)	Form of Payment of Pre-2005 Account. The Pre-2005 Account payable under the Plan to a Participant or his or her spouse, Beneficiary, or legal representative shall be paid in the same form under which the Basic Plan benefit is payable to the Participant or his or her spouse, Beneficiary, or legal representative. The Participant’s election under the Basic Plan of any optional form of payment of his or her Basic Plan benefit (with the valid consent of his or her surviving spouse where required under the Basic Plan) shall also be applicable to the payment of his or her Pre-2005 Account under the Plan.

(2)	Timing of Payment of Pre-2005 Account. Payment of the Pre-2005 Account under the Plan to a Participant or his or her spouse, Beneficiary, or legal representative under the Plan shall commence on the same date as payment of the benefit to the Participant or his or her spouse, Beneficiary, or legal representative under the Basic Plan commences. Any election under the Basic Plan made by the Participant with respect to the commencement of payment of his or her benefit under the Basic Plan shall also be applicable with respect to the commencement of payment of his or her Pre-2005 Account under the Plan.

(3)

Approval by Plan Administrator. Notwithstanding the provisions of paragraphs (i) and (ii) above, an election made by the Participant under the Basic Plan with respect to the form of payment of his or her Pre-2005 Account thereunder (with the valid consent of his or her surviving spouse where required under the Basic Plan), or the date for commencement of payment thereof, shall not be effective with respect to the form of payment or date for commencement of payment of his or her Pre-2005 Account under the Plan unless such election is expressly approved in writing by the Plan Administrator. If the Plan Administrator shall not approve such election in writing, then the form of payment or date for commencement of payment of the Participant’s Pre-2005 Account under the Plan shall be selected by the Plan Administrator at its sole discretion.

(c)	Post-2004 Account.

(1)

Form of Payment of Post-2004 Account. The Post-2004 Account shall be payable in a form elected by a Participant no later than December 31, 2005. Notwithstanding the preceding sentence, in the case of an Eligible Employee who becomes a Participant on or after January 1, 2005, the aforementioned election with respect to the form of payment of a Post-2004 Account shall be made at such time prescribed by the Plan Administrator, which shall end no later than December 31st of the year preceding the Plan Year in which the Participant is first eligible to participate in the Plan. The form of payment shall be elected by the Participant at the time he makes the election described in the first or second sentence of this paragraph (ii) from among those forms of payment available at that time under the Basic Plan. If a timely payment election is not made by a Participant, payment shall be made in a lump sum.

(2)	Timing of Payment of Post-2004 Account. Payment of a Post-2004 Account in accordance with this Section 6.3 shall commence within 45 days after the Participant’s date of Separation from Service, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.

(3)	Modifications to Time and Form of Payment. A Participant cannot change the time or form of payment of a Post-2004 Account under this Subsection 6.3(b) unless (A) such election does not take effect until at least 12 months after the date the election is made, (B) in the case of an election related to a payment not related to the Participant’s Disability or death, the first payment with respect to which such new election is effective is deferred for a period of not less than five years from the date such payment would otherwise have been made, and (C) any election related to a payment based upon a specific time or pursuant to a fixed schedule may not be made less than 12 months prior to the date of the first scheduled payment.

(4)

Time of Payment for Specified Employees. Notwithstanding any other provision of the Plan, in no event can a payment of a Post-2004 Account to a Participant who is a Specified Employee, at a time during which the Company’s capital stock or capital stock of an Affiliate is publicly traded on an established securities market, in the calendar year of his or her Separation from Service be made before the date that is six months after the date of the Participant’s Separation from Service, unless such Separation from Service is due to death or Disability.

6.4 Unforeseeable Emergency Distributions.

(a)	Pre-2005 Account. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Plan Administrator may, in its sole discretion, make distributions from the Participant’s Pre-2005 Account. The amount of such a distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Unforeseeable Emergency. Any distribution pursuant to this Subsection shall be payable in a lump sum. The distribution shall be paid within 30 days after the determination of an Unforeseeable Emergency.

(b)	Post-2004 Account. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Plan Administrator may, in its sole discretion, make distributions from the Participant’s Post-2004 Account and/or suspend Employer credits entirely in accordance with the guidance under Code Section 409A. The amount of such distribution shall be limited to the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Any distribution pursuant to this Subsection shall be payable in a lump sum. The distribution shall be paid within 30 days after the determination of an Unforeseeable Emergency.

6.5 Automatic Cash-Out. Notwithstanding any other provision in the Plan, if (1) the sum of the Participant’s Pre-2005 Account and Post-2004 Account does not exceed the applicable dollar limit under code Section 402(g)(1)(B) and (2) this sum is the entirety of the Participant’s interest in the Plan and all other arrangements that are considered a single nonqualified deferred compensation plan under Code Section 409A and applicable guidance thereunder, the Employer, in its sole discretion may distribute the Participant’s entire Pre-2005 Account and Post-2004 Account (and the Participant’s entire interest under any other arrangement that is required to be aggregated with this Plan under Code Section 409A), regardless whether the Participant has otherwise had a distributable event under this Plan. The form of payment of both the Pre-2005 Account and Post-2004 Account shall be a single lump sum.

6.6 Special Payment Election by December 31, 2006, for Code Section 409A Transition Relief. Notwithstanding any preceding provision of this Section 6.3(b), a Participant may change an election with respect to the time and form of payment of a Post-2004 Account, without regard to the restrictions imposed under paragraph (iii) next above, on or before

December 31, 2006; provided that such election (A) applies only to amounts that would not otherwise be payable in calendar year 2006, and (B) shall not cause an amount to be paid in calendar year 2006 that would not otherwise be payable in such year.

6.7 Withholding for Taxes. To the extent required by the law in effect at the time payments are made, an Employer shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amounts which the Employer determines is reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2).

6.8 Payment to Guardian. The Plan Administrator may direct payment to the duly appointed guardian, conservator or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Plan Administrator may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Plan Administrator of incompetency, status as a minor, or incapacity. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE VII.

BENEFICIARY DESIGNATION

7.1 Beneficiary Designation. Each Participant’s Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of the Participant’s death prior to complete distribution of the Participant’s Account, shall be the Beneficiary that the Participant has selected under the Basic Plan. A Participant may designate a Beneficiary or change a prior Beneficiary designation only by designating or changing a Beneficiary under the Basic Plan.

7.2 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person identified in accordance with the procedures under the Basic Plan.

ARTICLE VIII.

PLAN ADMINISTRATION

8.1 Allocation of Duties to Committees. The Plan shall be administered by the Benefits Committee, as delegated by the ONC Committee. The Benefits Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration, except as otherwise reserved to the ONC Committee herein, or by resolution or charter of the respective committees.

In its discretion, the Plan Administrator may delegate to any division or department of the Company the discretionary authority to make decisions regarding Plan administration, within limits and guidelines from time to time established by the Plan Administrator. The delegated discretionary authority shall be exercised by such division or department’s senior officer, or his/her delegate. Within the scope of the delegated discretionary authority, such officer or person shall act in the place of the Plan Administrator and his/her decisions shall be treated as decisions of the Plan Administrator.

8.2 Agents. The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

8.3 Information Required by Plan Administrator. The Company shall furnish the Plan Administrator with such data and information as the Plan Administrator may deem necessary or desirable in order to administer the Plan. The records of the Company as to an employee’s or Participant’s period or periods of employment, separation from Service and the reason therefore, reemployment and Compensation will be conclusive on all persons unless determined to the Plan Administrator’s satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information as the Plan Administrator considers necessary or desirable to administer the Plan.

8.4 Binding Effect of Decisions. Subject to applicable law, and the provisions of Article VIII, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Benefits Committee and/or the ONC Committee (or any duly authorized delegate of either such committee) and made in good faith shall be binding on all persons.

ARTICLE IX.

CLAIMS PROCEDURE

9.1 Claim. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. The Plan Administrator shall establish rules and procedures to be followed by Participants and Beneficiaries in filing claims for benefits, and for furnishing and verifying proof necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article.

9.2 Review of Claim. The Plan Administrator shall review all claims for benefits. Upon receipt by the Plan Administrator of such a claim, it shall determine all facts that are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within 90 days of receipt of such claim. If prior to the expiration of the initial 90 day period, the Plan Administrator determines additional time is needed to come to a determination on the claim, the Plan Administrator shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of 180 days from the date the application was received. If the Plan Administrator fails to notify the claimant in writing of the denial of the claim within 90 days after the Plan Administrator receives it, the claim shall be deemed denied.

9.3 Notice of Denial of Claim. If the Plan Administrator wholly or partially denies a claim for benefits, the Plan Administrator shall, within a reasonable period of time, but no later than 90 days after receiving the claim (unless extended as noted above), notify the claimant in writing of the denial of the claim. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall in all respects comply with the requirements of ERISA, including but not limited to inclusion of the following:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the pertinent Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s review procedure.

9.4 Reconsideration of Denied Claim. Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant or duly authorized representative may file a written request with the Benefits Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. If the claimant or duly authorized representative fails to request such a reconsideration within such 60 day period, it shall be conclusively determined for all purposes of the Plan that the denial of such claim by the Benefits Committee is correct. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

The Benefits Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Benefits Committee, special circumstances require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Benefits Committee shall notify the claimant in writing of any such extension. The notice of decision upon review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions upon which the decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.

If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his duly authorized representative notifies the Benefits Committee within 90 days after the mailing or delivery to the claimant by the Benefits Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Benefits Committee and actually institutes such legal proceedings within 180 days after such mailing or delivery.

9.5 Employer to Supply Information. To enable the Benefits Committee to perform its functions, each Employer shall supply fully and timely information to the Benefits Committee of all matters relating to the retirement, death, or other cause for Separation from Service of all Participants, and such other pertinent facts as the Benefits Committee may require.

ARTICLE X.

PLAN AMENDMENT AND TERMINATION

10.1 Plan Amendment. While the Company intends to maintain the Plan in conjunction with the Basic Plan, the Company or the ONC Committee reserves the right to amend the Plan at any time and from time to time with respect to eligibility for the Plan, the level of benefits awarded under the Plan and the time and form of payment for benefits from the Plan. The Benefits Committee, the ONC Committee, or the Board shall have the authority to amend the Plan as described herein. The ONC Committee or the Board shall have the exclusive authority to amend the Plan regarding eligibility for the Plan, the amount or level of benefits awarded under the Plan, and the time and form of payments for benefits from the Plan. In addition, the ONC Committee or the Board shall also have the exclusive authority to make amendments that constitute a material increase in Compensation, any change requiring action or consent by a committee of the Board pursuant to the rules of the Securities and Exchange Commission, the New York Stock Exchange or other applicable law, or such other material changes to the Plan such that approval of the Board is required. Unless otherwise determined by the ONC Committee, the Benefits Committee shall have the authority to amend the Plan in all respects that are not exclusively reserved to the ONC Committee or the Board.

The respective committee may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries. Notwithstanding the preceding sentence, no amendment shall reduce the amount accrued in any Account prior to the date such notice of the amendment is given.

10.2 Partial Plan Termination. The ONC Committee or the Company at any time may partially terminate the Plan provided that such partial termination of the Plan shall not impair or alter any Participant’s or Beneficiary’s right to the applicable Participant’s Account balance as of the effective date of such partial termination. If such a partial termination occurs, no additional Employer credits shall be made after the date of such partial termination other than the crediting of earnings (or losses) until the date of distribution of Participant Account balances. Further, the Plan shall otherwise continue to be administered with respect to Account balances credited before the effective date of such partial termination, and distribution shall be made at such times as specified under this Plan.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1 Unfunded Plan. The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other entity or person that the assets of the Company or any other Employer shall be sufficient to pay any benefit hereunder.

11.2 Company and Employer Obligations. The obligation to make benefit payments to any Participant under the Plan shall be a joint and several liability of the Company and the Employer that employed the Participant.

11.3 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company, any other Employer, or any other party for payment of benefits under the Plan. Any life insurance policies, annuity contracts or other property purchased by the Employer in connection with the Plan shall remain its general, unpledged and unrestricted assets. Obligations of the Company and each other Employer under the Plan shall be an unfunded and unsecured promise to pay money in the future.

11.4 Trust Fund. Subject to Section 12.3, the Company may establish separate subtrusts for deferrals by employees of each Employer, pursuant to a trust agreement entered into with such trustees as the Benefits Committee may approve, for the purpose of providing for the payment of benefits owed under the Plan. At its discretion, each Employer may contribute deferrals under the Plan for its employees to the subtrust established with respect to such Employer under such trust agreement. To the extent any benefits provided under the Plan are paid from any such subtrust, the Employer shall have no further obligation to pay them. If not paid from a subtrust, such benefits shall remain the obligation of the Employer. Although such subtrusts may be irrevocable, their assets shall be held for payment of all the Company’s general creditors in the event of insolvency or bankruptcy.

11.5 Nonalienation of Benefits. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof or rights to, which are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Notwithstanding the preceding paragraph, the Account of any Participant shall be subject to and payable in the amount determined in accordance with any qualified domestic relations order, as that term is defined in Section 206(d)(3) of ERISA. The Retirement Committee shall provide for payment in a lump sum from a Participant’s Account to an alternate payee (as defined in Code Section 414(p)(8)) as soon as administratively practicable following receipt of such order. Any federal, state or local income tax associated with such payment shall be the responsibility of the alternate payee. The balance of an Account that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.

Notwithstanding the preceding paragraph, the Account of any Participant shall be subject to and payable in the amount determined in accordance with any qualified domestic relations order, as that term is defined in Section 206(d)(3) of ERISA. The Plan Administrator shall provide for payment of such portion of an Account to an alternate payee (as defined in Section 206(d)(3) of ERISA) as soon as administratively possible following receipt of such order. Any federal, state or local income tax associated with such payment shall be the responsibility of the alternate payee. The balance of any Account that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.

11.6 Indemnification.

(a)	Limitation of Liability. Notwithstanding any other provision of the Plan or any trust established under the Plan, none of the Company, any other Employer, any member of the Benefits Committee or the ONC Committee, nor any individual acting as an employee, or agent or delegate of any of them, shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan or any trust established under the Plan, except when the same shall have been judicially determined to be due to the willful misconduct of such person.

(b)

Indemnity. The Company shall indemnify and hold harmless each member of the Benefits Committee and the ONC Committee, or any employee of the Company or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement with respect to the Plan or any trust established under the Plan) from any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan or any trust established under the Plan, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled. In connection with the indemnification provided by the preceding sentence, expenses incurred in defending a civil or criminal action, suit or proceeding, or incurred in connection with a civil or criminal investigation, may be paid by the

Company in advance of the final disposition of such action, suit, proceeding, or investigation, as authorized by the Benefits Committee or the ONC Committee in the specific case, upon receipt of an undertaking by or on behalf of the party to be indemnified to repay such amount unless it shall ultimately be determined that the person is entitled to be indemnified by the Company pursuant to this paragraph.

11.7 No Enlargement of Employee Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. The Plan shall not constitute a contract of employment between an Employer and the Participant. Nothing in the Plan shall give any Participant or Beneficiary the right to be retained in the service of an Employer or to interfere with the right of an Employer to discipline or discharge a Participant at any time.

11.8 Protective Provisions. A Participant shall cooperate with his Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

11.9 Governing Law. The Plan shall be construed and administered under the laws of the State of Indiana, except to the extent preempted by applicable federal law.

11.10 Validity. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.11 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Benefits Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the applicable Employer’s records.

11.12 Successors. The provisions of the Plan shall bind and inure to the benefit of the Employers and their successors and assigns. The term successors as used herein shall include any corporate or other business entity that shall, whether by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.

11.13 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, any other Employer, the Plan Administrator and the Plan.

11.14 Unclaimed Benefit. Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her Beneficiaries. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three years after the date on which payment of the Participant’s benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed or within three years after the actual death of a Participant, the Plan Administrator is unable to locate any Beneficiary of the Participant, then the Plan Administrator shall have no further obligation to pay any benefit hereunder to such Participant, Beneficiary, or any other person and such benefit shall be irrevocably forfeited.

11.15 Tax Compliance and Payouts.

(a)	It is intended that the Plan comply with the provisions of Code Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that affects such intent, and neither any Participant, Beneficiary, nor Plan Administrator shall not take any action that would be inconsistent with such intent.

(b)	Although the Plan Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other Affiliates, the Plan Administrator, the Retirement Committee, nor any designee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c)	Notwithstanding anything to the contrary contained herein, (1) in the event that the Internal Revenue Service prevails in its claim that any amount of a Pre-2005 Account, payable pursuant to the Plan and held in the general assets of the Company or any other Employer, constitutes taxable income to a Participant or his or her Beneficiary for a taxable year prior to the taxable year in which such amount is distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company, and the applicable Participant or his or her Beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such Pre-2005 Account held in the general assets of the Company or any other Employer, to the extent constituting taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

(d)	Notwithstanding anything to the contrary contained herein, (1) in the event that the Internal Revenue Service prevails in its claim that any amount of a Post-2004 Account, payable pursuant to the Plan and held in the general assets of the Company or any other Employer, constitutes taxable income under Code Section 409A, and guidance and regulations thereunder, to a Participant or his or her Beneficiary for a taxable year prior to the taxable year in which such amount is distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company, and the applicable Participant or his or her Beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such Post-2004 Account held in the general assets of the Company or any other Employer, to the extent constituting such taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

11.16 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Basic Plan applicable to a Basic Plan benefit shall also be applicable to a benefit payable hereunder. Any Basic Plan benefit shall be paid solely in accordance with the terms and conditions of the Basic Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Basic Plan.

[signature block follows on next page]

IN WITNESS WHEREOF, NiSource Inc. has caused this amended and restated Savings and Restoration Plan for NiSource Inc. and Affiliates to be executed in its name, by its duly authorized officer, effective as of January 1, 2012.

NISOURCE INC.

By:	/s/ Joel Hoelzer
Its:	Vice President, HR
Date:	3/14/12